Exhibit 99(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Carey Credit Income Fund - I of our report dated March 21, 2017 relating to the financial statements of Carey Credit Income Fund - I, which appears in such Registration Statement.

We hereby consent to the use in this Registration Statement on Form N-2 of Carey Credit Income Fund - I of our report dated March 20, 2017 relating to the consolidated financial statements of Carey Credit Income Fund, which appears in such Registration Statement. We also consent to the use of our report dated March 20, 2017 relating to the senior securities table of Carey Credit Income Fund, which appears in such Registration Statement.

We also consent to the reference to us under the headings Experts and Senior Securities in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 25, 2017